Exhibit 99-2

Names and Addresses of Additional Reporting Persons:

Charles B. Johnson
Franklin Templeton Investments
One Franklin Parkway
San Mateo, CA 94403-1906

Rupert H. Johnson, Jr.
Franklin Templeton Investments
One Franklin Parkway
San Mateo, CA 94403-1906

Franklin Advisers, Inc.
One Franklin Parkway
San Mateo, CA  94403 1906

By:
/s/Maria Gray
Signature

Maria Gray
Vice President and Secretary of Franklin Resources, Inc.
Attorney-in-Fact for Charles B. Johnson
Attorney-in-Fact for Rupert H. Johnson, Jr.
Secretary of Franklin Advisers, Inc.

Franklin Templeton Investment Funds on behalf of Franklin Biotechnology Discovery Fund

By:
/s/Vijay Advani
Signature

Vijay Advani
Director
Co-President

Franklin Strategic Series on behalf of Franklin Biotechnology Discovery Fund

By:
/s/ Kimberly H. Novotny
Signature

Kimberly H. Novotny
Vice President and Assistant Secretary